ADDENDUM

This is an addendum to the Agreement on Business Rights Transfer between Wimax EU, Ltd (Wimax) and Eurotech Capital Ventures, Ltd (Eurotech) dated November 10, 2004 and is accordingly attached hereto and made a part hereof.

It is the intent of both parties to clarify that the 100,000 shares of Wimax's common stock issued pursuant to the original Agreement are subject to the 10-1 forward split undertaken by Wimax in October 2004 and therefore Eurotech received a total of 1,000,000 shares pursuant to this Agreement.

Agreed this 9th day of January, 2006


Wimax EU, Ltd                                  Eurotech Capital Ventures, Ltd.


/s/ Christopher Miles                          /s/  Janice Hypolite
-----------------------------                  --------------------------------
Christopher Miles                              Janice Hypolite
President                                      Director